                                                                   EXHIBIT 10.20



                           RESTATED CREDIT AGREEMENT

                                     AMONG

                            GLOBAL INDUSTRIES, LTD.
                                  AS BORROWER

                                      AND

                          GLOBAL PIPELINES PLUS, INC.,
                      GLOBAL DIVERS AND CONTRACTORS, INC.,
                         GLOBAL MOVIBLE OFFSHORE, INC.,
                            PIPELINES, INCORPORATED,
                     GLOBAL INDUSTRIES OFFSHORE, INC., AND
                       GLOBAL INTERNATIONAL VESSELS, LTD.
                                 AS GUARANTORS

                   BANK ONE, LOUISIANA, NATIONAL ASSOCIATION
                  AND THE FINANCIAL INSTITUTIONS NAMED HEREIN
                                    AS BANKS

                                      AND
                   BANK ONE, LOUISIANA, NATIONAL ASSOCIATION,
                                    AS AGENT



                                 APRIL 17, 1997

                               TABLE OF CONTENTS

                                                                                                                 Page No.
                                                                                                                 --------
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       Commitments of the Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (a)     Terms of Revolving Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (b)     Procedure for Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (c)     Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (d)     Procedure for Obtaining Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (e)     Mandatory Reduction of Revolving Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (f)     Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (g)     Voluntary Reduction of Revolving Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

3.       Notes Evidencing Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (a)     Form of Revolving Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (b)     Issuance of Additional Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (c)     Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (d)     Payment of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (e)     Payment of Principal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (f)     Payment to Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (g)     Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (h)     Non-Receipt of Funds by the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (i)     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

4.       Interest Rates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (a)     Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (b)     Interest Rate Determination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (c)     Conversion Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (d)     Recoupment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.       Special Provisions Relating to Eurodollar Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (a)     Unavailability of Funds or Inadequacy of Pricing . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (b)     Reserve Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (c)     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (d)     Change in Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (e)     Option to Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (f)     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (g)     Payments Not at End of Interest Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (h)     Replacement Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

6.       Collateral and Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

7.       Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (a)     Unused Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (b)     The Letter of Credit Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (c)     Agency Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

8.       Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (a)     Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (b)     Mandatory Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

9.       Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (a)     Creation and Existence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (b)     Power and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (c)     Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (d)     No Legal Bar or Resultant Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (e)     No Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (f)     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (g)     Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (h)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (i)     Taxes; Governmental Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (j)     Titles, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (k)     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (l)     Use of Proceeds; Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (m)     Location of Business and Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (n)     Compliance with the Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (o)     No Material Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (p)     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (q)     Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (r)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (s)     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (t)     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (u)     Guarantors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

10.      Conditions of Lending  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11.      Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (a)     Financial Statements and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (b)     Certificates of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (c)     Taxes and Other Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (d)     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (e)     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (f)     Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (g)     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (h)     Accounts and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (i)     Right of Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (j)     Notice of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (k)     ERISA Information and Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (l)     Environmental Reports and Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (m)     Change of Principal Place of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (n)     Payables and Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (o)     New Guarantors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

12.      Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (a)     Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (b)     Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (c)     Minimum Fixed Charge Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (d)     Maximum Total Debt Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (e)     Pre-Tax Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (f)     Consolidations, Mergers and Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (g)     Debts, Guaranties and Other Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (h)     Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (i)     Transactions with Subsidiaries and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (j)     Change in Key Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (k)     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (l)     Loans and Advances to Unaffiliated Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (m)     Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         (n)     Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         (o)     Stock of Global Offshore . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

14.      The Agent and the Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         (a)     Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         (b)     Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (c)     Consultation with Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (d)     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (e)     Resignation or Removal of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (f)     Responsibility of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         (g)     Independent Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         (h)     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (i)     Benefit of Section 14  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (j)     Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (k)     Assumption as to Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (l)     Other Financings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         (m)     Interests of Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         (n)     Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

15.      Exercise of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

16.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

17.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

18.      Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

19.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

20.      Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

21.      Maximum Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

22.      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

23.      Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

24.      Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

25.      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

26.      Parties Bound  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

27.      Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

28.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

29.      Assignments and Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

30.      Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

31.      Jury Trial Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

32.      La. R.S. 6:1121  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

33.      Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

34.      Financial Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51


EXHIBITS
--------

Exhibit "A"      -        Notice of Borrowing
Exhibit "B"      -        Revolving Note
Exhibit "C"      -        Continuing Guaranty
Exhibit "D"      -        Certificate of Compliance
Exhibit "E"      -        Form of Assignment and Acceptance Agreement

SCHEDULES
---------

Schedule 1       -        Financial Condition
Schedule 2       -        Liabilities
Schedule 3       -        Litigation
Schedule 4       -        Subsidiaries
Schedule 5       -        Environmental Matters

                           RESTATED CREDIT AGREEMENT


         THIS RESTATED CREDIT AGREEMENT (hereinafter referred to as the "Agreement") executed as of the 17th day of April, 1997, by and among GLOBAL INDUSTRIES, LTD., a Louisiana corporation (the "Borrower"), GLOBAL PIPELINES PLUS, INC., a Louisiana corporation ("Plus"), GLOBAL DIVERS AND CONTRACTORS, INC., a Louisiana corporation ("Divers"), GLOBAL MOVIBLE OFFSHORE, INC., a Louisiana corporation ("Movible"), PIPELINES, INCORPORATED, a Louisiana corporation ("Pipelines"), GLOBAL INDUSTRIES OFFSHORE, INC., a Delaware corporation ("Industries Offshore") and GLOBAL INTERNATIONAL VESSELS, LTD., a Cayman Islands corporation ("International Vessels") (Plus, Divers, Movible, Pipelines, Industries Offshore and International Vessels are collectively called the "Guarantors"), BANK ONE, LOUISIANA, NATIONAL ASSOCIATION, a national banking association ("Bank One") and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of
Section 29 hereof or any successor or assignee thereof (hereinafter collectively referred to as "Banks", and individually, "Bank") and Bank One, as Agent (in such capacity, the "Agent").

                              W I T N E S S E T H:

         WHEREAS, Borrower, the Guarantors and Bank One entered into a Credit Agreement dated as of February 16, 1996 (the "Credit Agreement") under the terms of which Bank One agreed to provide Borrower with a revolving loan facility in amounts of up to $50,000,000.00; and

         WHEREAS, pursuant to a First Amendment and Supplement to Credit Agreement dated as of November 20, 1996 (the "First Amendment") under the terms of which Bank One agreed to provide Borrower with an additional revolving overline of credit in amounts of up to $25,000,000.00; and

         WHEREAS, the Borrower has requested that Bank One consolidate the revolving loan facility and the revolving overline loan facility into one facility and that it increase the maximum amount available under such loan facility to $85,000,000.00, Agent and the Banks are willing to consolidate such facilities and increase the amount thereof to Borrower.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree to restate the Credit Agreement as follows:

         1. DEFINITIONS. When used herein the terms "Agent," "Agreement," "Bank", "Banks", "Bank One", "Borrower", "Divers", "Guarantor", "Guarantors" "Industries Offshore", "International Vessels", "Movible", "Pipelines" and "Plus" shall have the meanings indicated above. When used herein the following terms shall have the following meanings:

                 "Advance or Advances" shall mean a loan or loans hereunder.

                 "Affiliate" shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.

                 "Assignment and Acceptance" shall mean a document substantially in the form of Exhibit "D" hereto.

                 "Base Rate" shall mean, as of any date, the fluctuating rate of interest per annum established from time to time by Bank One, Texas, N.A. as its Base Rate (which rate of interest may not be the lowest, best or most favorable rate of interest which Agent may charge on loans to its customers). Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

                 "Base Rate Interest Period" shall mean, with respect to any Base Rate Loan, the period ending on the last day of each month, provided, however, that (i) if any Base Rate Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) if any Base Rate Interest Period would otherwise end after the Revolving Maturity Date such Interest Period shall end on the Revolving Maturity Date.

                 "Base Rate Loans" shall mean any loan during any period which bears interest based upon the Base Rate or which would bear interest based upon the Base Rate if the Maximum Rate ceiling was not in effect at that particular time.

                 "Base Rate Margin" shall mean 0%.

                 "Borrowing Date" shall mean the date elected by Borrower pursuant to Section 2(b) hereof for an Advance on the Revolving Loan.

                 "Business Day" shall mean the normal banking hours during any day (other than Saturdays or Sundays) that banks are legally open for business in Lafayette, Louisiana and New York, New York.

                 "Capital Lease" shall mean any lease in respect of which the obligations thereunder constitute Capital Lease Obligations.

                 "Capitalized Lease Obligations" shall mean, without duplication, all obligations of any Person to pay rent or amounts under any Lease of, or other arrangement conveying the right to use, real or personal property, a combination thereof, which obligation shall have been or should be in accordance with GAAP, capitalized on the books of such Person.

                 "Change of Key Management" shall occur if William J. Dore ever ceases to act as Chief Executive Officer of Borrower and a replacement for such officer reasonably acceptable to Agent, is not appointed within a reasonable time thereafter.

                 "Consolidated Subsidiaries" shall mean those Subsidiaries that are required by GAAP to be included in the consolidated Financial Statements of Borrower.

                 "Current Assets" shall mean the total of Borrower's consolidated current assets, determined in accordance with GAAP.

                 "Current Liabilities" shall mean the total of Borrower's consolidated current obligations determined in accordance with GAAP.

                 "Debt" shall mean as to Borrower and any Consolidated Subsidiary, all obligations and liabilities of Borrower or such Consolidated Subsidiary to any other Person including, without limitation, all debts, claims, overdrafts and indebtedness, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise as shown in Borrower's Financial Statements.

                 "Default" shall mean any Event of Default and the occurrence of an event or condition which would with the giving of any requisite notice and/or passage of time or both constitute an Event of Default.

                 "Defaulting Bank" is used herein as defined in Section 3(f) hereof.

                 "EBITDA" shall mean Borrower's consolidated earnings before interest, taxes, depreciation and amortization.

                 "Effective Date" shall mean the date of this Agreement.

                 "Eligible Assignee" shall mean any of (i) a Bank or any Affiliate of a Bank; (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States; and (iv) a Person that is primarily engaged in the business of commercial banking and that (A) is a subsidiary of a Bank, (B) a subsidiary of a Person of which a Bank is a subsidiary, or (C) a Person of which a Bank is a subsidiary.

                 "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. Section 9601, etseq., the Resource Conservation and

         Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. Section 6901, et seq., the Clean Air Act, 42 U.S.C.A. Section 1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. Section 2601, etseq., The Oil Pollution Act of 1990, 33 U.S.G. Section 2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, order and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or "hazardous substances" as defined by 42 U.S.C.
         Section 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

                 "Environmental Liability" shall mean any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien (as hereinafter defined) which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

                 "Environmental Lien" shall mean a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other person in response to a release or threatened release of asbestos or "hazardous substance" into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "Eurodollar Business Day" shall mean a Business Day on which dealings in U.S. Dollar deposits are carried on in the London interbank market.

                 "Eurodollar Interest Period" With respect to any Eurodollar Loan (i) initially, the period commencing on the date such Eurodollar Loan is made and ending one (1), two (2) or three (3) months thereafter as selected by the Borrowers pursuant to Section 4(a)(ii), and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2) or three (3) months thereafter, as selected by the Borrowers pursuant to Section 4(a)(ii); provided, however, that (i) if any Eurodollar Interest Period would otherwise expire on a day which is not a Eurodollar Business Day, such Interest Period shall expire on the next succeeding Eurodollar Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day, (ii) if any Eurodollar Interest Period begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Eurodollar Business Day of a calendar month, and (iii) any Eurodollar Interest Period which would otherwise expire after the Revolving Maturity Date shall end on such Revolving Maturity Date.

                 "Eurodollar Loan" shall mean any loan during any period which bears interest at the Eurodollar Rate, or which would bear interest at such rate if the Maximum Rate ceiling was not in effect at a particular time.

                 "Eurodollar Margin" shall mean, with respect to each Eurodollar Loan:

                          (i) one and three-fourths percent (1.75%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is greater than 2.25 to 1.0;

                          (ii) one and one-half percent (1.50%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is greater than 1.75 to 1.0 but less than or equal to 2.25 to 1.0;

                          (iii) one and one-quarter percent (1.25%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is greater than 1.25 to 1.0 but less than or equal to 1.75 to 1.0;

                          (iv)    one percent (1%) per annum whenever
                 Borrower's ratio of Funded Debt to EBITDA is greater than .75 to 1.0 but less than or equal to 1.25 to 1.0; or


                          (v) three quarters of one percent (.75%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is less than or equal to .75 to 1.0.

         For the purposes of calculating the Eurodollar Margin, Borrower's ratio of Funded Debt to EBITDA shall be calculated as of the end of each fiscal quarter beginning June 30, 1997. Until June 30, 1997, the Eurodollar Margin shall be one percent (1%) per annum.

                 "Eurodollar Rate" shall mean with respect to any Eurodollar Interest Period pertaining to any Eurodollar Loan, the rate per annum equal to the rate quoted by the Bloomberg Financial Market Service or Telerate or a recognized reporting service acceptable to Agent in its sole discretion at approximately 9:00 a.m. Lafayette, Louisiana time (or as soon thereafter as is practicable) on the date that is two (2) Business Days prior to the first day of the Eurodollar Interest Period for the number of days of such Eurodollar Interest Period and in an amount of the Eurodollar Loan to which such Eurodollar Interest Period applies. The Eurodollar Rate determined by Agent with respect to a particular Eurodollar Interest Period shall be fixed at such rate for the duration of such Eurodollar Interest Period.

                 "Event of Default" is used herein as defined in Section 13 hereof.

                 "Financial Statements" shall mean balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP.

                 "Fixed Charge Ratio" shall mean Net Cash Flow plus Fixed Costs divided by current maturities of long-term Debt plus interest expense and Fixed Costs.

                 "Fixed Costs" shall mean Borrower's consolidated Capital Lease Obligations due in one (1) year plus all consolidated rental expenses, as determined in accordance with GAAP.

                 "Funded Debt" shall mean indebtedness created by the Borrower and/or the Consolidated Subsidiaries, issued or incurred for (i) borrowed money (whether by loan or the issuance and sale of debt securities); (ii) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (iii) Debt of others secured by a Lien on the property of Borrower and/or Consolidated Subsidiaries whether or not the respective Debt so secured has been assumed; (iv) letter of credit obligations; and (v) Capital Leases or non-cancellable operating leases.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "Global Offshore" shall mean Global Offshore International,
         Ltd.

                 "Guaranties" shall mean the continuing guaranties of each of the Guarantors in favor of the Banks which obligate the Guarantors in solido with the Borrower, which continuing Guaranty shall be in form and substance satisfactory to the Agent and its counsel.

                 "Interest Payment Date" shall mean the last day of each Interest Period.

                 "Interest Period" shall mean any Base Rate Interest Period or Eurodollar Interest Period.

                 "Late Charge Rate" shall mean a late charge on all payments of interest past due for more than ten (10) days equal to the greater of 5% of the delinquent interest or $25.00.

                 "Letters of Credit" is used herein as defined in Section 2(c) hereof.

                 "Lien" shall mean any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

                 "Loan Documents" shall mean this Agreement, the Note, the Guaranties and all other documents executed in connection with the transaction described in this Agreement.

                 "Majority Banks" shall mean Banks holding 66-2/3% or more of the Revolving Commitments, one of which must be the Agent.

                 "Material Adverse Effect" shall mean any circumstance or event which has a material adverse effect on (i) the assets or properties, liabilities, financial condition, business or operations, of Borrower and its Consolidated Subsidiaries, taken as a whole, from the facts represented or warranted in this Agreement or any other Security Instrument, or (ii) the ability of Borrower and its Consolidated Subsidiaries, taken as a whole, to carry out their respective businesses as of the date of this Agreement or as proposed at the date of this Agreement to be conducted or to meet their obligations under the Note, this Agreement or the other Loan Documents on a timely basis.

                 "Maximum Rate" shall mean at any particular time in question, the maximum non-usurious rate of interest which under applicable law may then be charged on the Note. If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as the effective date of each change in such Maximum Rate.

                 "Net Cash Flow" shall mean Net Income plus depreciation, amortization and interest expense minus any consolidated cash dividends paid as of the end of each fiscal quarter for the previous twelve (12) months ending on such date.

                 "Net Income" shall mean Borrower's consolidated net income before income taxes, calculated in accordance with GAAP.

                 "Note or Notes" shall mean the Revolving Notes substantially in the form of Exhibit "B" hereto issued or to be issued hereunder to each Bank, respectively, to evidence the indebtedness to such Bank arising by reason of the Advances on the Revolving Loan, together with all modifications, renewals and extensions thereof or any part thereof.

                 "NRSRO" shall mean the following nationally recognized statistical rating organizations: Standard & Poors; Moody's; Duff & Phelps; Fitch, Thompson; Bankwatch and International Bank Credit Analysis.

                 "Other Financing" is used herein as defined in Section 14(l) hereof.

                 "Payor" is used herein as defined in Section 3(h) hereof.

                 "Permitted Liens" shall mean (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings; (ii) maritime, carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising or discharged in the ordinary course of business or which are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not cause a Material Adverse Effect; (vi) Liens on assets acquired with the proceeds of indebtedness securing such indebtedness and (vii) Liens in favor of a bonding company on the equipment, material and/or accounts receivable of the Borrower securing the obligations of the Borrower to such bonding company in respect of surety bonds issued for the account of the Borrower or the

         Consolidated Subsidiaries; and (viii) security interests granted prior to the Effective Date by the Borrower or any of the Consolidated Subsidiaries to the United States Maritime Administration for the financing of construction of vessels, and any renewals thereof.

                 "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 "Plan" shall mean any plan subject to Title IV of ERISA and maintained by Borrower, or any such plan to which a Borrower is required to contribute on behalf of its employees.

                 "Pre-Tax Income" shall mean Borrower's consolidated operating income before income taxes, calculated in accordance with GAAP.

                 "Primary Lines of Business" shall mean construction services, including pipeline construction, platform construction, platform installation and removal and diving services primarily to the offshore oil and gas industry.

                 "Pro Rata or Pro Rata Part" shall mean for each Bank, (i) for all purposes where no Revolving Loan is outstanding, such Bank's Revolving Commitment Percentage and (ii) otherwise, the proportion which the portion of the outstanding Revolving Loans owed to such Bank bears to the aggregate outstanding Revolving Loans owed to all Banks at the time in question.

                 "Reimbursement Obligations" shall mean at any time, the obligations of Borrower in respect of all Letters of Credit then outstanding to reimburse amounts paid by any Bank in respect of any drawing or drawings under a Letter of Credit.

                 "Required Payment" is used herein as defined in Section 3(h) hereof.

                 "Revolving Commitment" shall mean (A) for all Banks, (i) $85,000,000 from the Effective Date through June 30, 2000; (ii) $60,000,000.00 from July 1, 2000 through June 30, 2001; and (iii)
         $35,000,000.00 from July 1, 2001 through June 30, 2002 and (B) as to any Bank, its obligation to make Advances hereunder on the Revolving Loan and purchase its Pro Rata Part of participations in Letters of Credit issued hereunder by the Agent in amounts not exceeding an amount equal to its Revolving Commitment Percentage times the Revolving Commitment in existence at the time of determination.

                 "Revolving Commitment Percentage" shall mean for each Bank the percentage set forth opposite the name of such Bank on the signature pages hereto under the heading "Revolving Commitment Percentage" or its Assignment and Acceptance. At the Effective Date, Bank One's Revolving Commitment Percentage is 100%.

                 "Revolving Loan" shall mean loans made under the Revolving Commitment pursuant to Section 2 hereof.


                 "Revolving Maturity Date" shall mean July 30, 2002.

                 "Secured Obligations" is used herein as defined in Section 6 hereof.

                 "Shareholder's Equity" shall mean the total amount of assets of the Borrower and its Consolidated Subsidiaries (less depreciation, depletion and other properly deductible evaluation reserves) after deducting good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organizational expense, unamortized debt discount and expense, the excess cost of shares acquired over book value of related assets, and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

                 "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Borrower or another subsidiary.

                 "Total Outstandings" shall mean as of any date, the sum of (i) the total principal balance outstanding on the Notes, plus (ii) the total face amount of all outstanding Letters of Credit plus (iii) the total amount of all unpaid Reimbursement Obligations.

                 "Tranche" shall mean a Eurodollar Loan or a Base Rate Loan.

                 "Unused Fee Rate" shall mean the percentage used to calculate the Unused Fee, which percentage shall be:

                          (i) three-eighths of one percent (.375%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is greater than 2.25 to 1.0;

                          (ii) five-sixteenths of one percent (.3125%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is greater than 1.75 to 1.0 but less than or equal to 2.25 to 1.0;

                          (iii) one-quarter of one percent (.25%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is greater than 1.25 to 1.0 but less than or equal to 1.75 to 1.0;

                          (iv) three-sixteenths of one percent (.1875%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is greater than .75 to 1.0 but less than or equal to 1.25 to 1.0; and

                          (v) one-eighth of one percent (.125%) per annum whenever Borrower's ratio of Funded Debt to EBITDA is less than or equal to .75 to 1.0.

         For purposes of calculating the Unused Fee Rate, Borrower's ratio of Funded Debt to EBITDA shall be calculated as of the end of each fiscal quarter beginning June 30, 1997. Until June 30, 1997, the Unused Fee Rate shall be .1875%.

         2.      COMMITMENTS OF THE BANK.

                 (a) Terms of Revolving Commitment. On the terms and conditions hereinafter set forth, each Bank agrees severally to make its Pro Rata Part of Advances to Borrower and issue Letters of Credit for the benefit of Borrower from time to time during the period beginning on the Effective Date and ending on the Maturity Date in such amounts as Borrower may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the Revolving Commitment. The obligation of Borrower hereunder shall be evidenced by this Agreement and the Note or Notes issued in connection herewith, said Note or Notes to be as described in Section 3 hereof. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing or if any event or condition has occurred or failed to occur which with the passage of time or service of notice, or both, would constitute an Event of Default. Each Advance under the Revolving Commitment shall be an aggregate amount of at least $500,000 or whole multiples of $100,000 in excess thereof. Irrespective of the face amount of the Note or Notes, the Banks shall never have the obligation to Advance any amount or amounts in excess of the Revolving Commitment or to increase the Revolving Commitment. The total number of Tranches under the Revolving Commitment which may be outstanding at any time hereunder shall never exceed four (4), whether such Tranches are Base Rate Loans, Eurodollar Loans, or a combination thereof.

                 (b) Procedure for Borrowing. Whenever Borrower desires an Advance hereunder, they shall give Agent telegraphic, telex, facsimile or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "A" attached hereto and shall be received by Agent not later than 11:00 a.m. Lafayette, Louisiana time, (i) one (1) Business Day prior to the Borrowing Date in the case of Base Rate Loans, or (ii) three (3) Business Days prior to any proposed Borrowing Date in the case of Eurodollar Loans. Upon receipt of such Notice, Agent shall advise each Bank thereof; provided, that if the Banks have received at least one (1) Business Day's notice of such Advance prior to funding of a Base Rate Loan, or at least three (3) Business Days' notice of each advance prior to the funding in the case of a Eurodollar Loan, each Bank shall provide Agent at its office at 200 West Congress Street, Lafayette, Louisiana 70502, not later than 1:00 p.m., Lafayette, Louisiana time, on the Borrowing Date, in immediately available funds, its Pro Rata share of the requested Advance, but the aggregate of all such fundings by each Bank shall never exceed such Bank's Revolving Commitment. Not later than 2:00 p.m., Lafayette, Louisiana time, on the Borrowing Date, Agent shall make available to Borrower at the same office, in like funds, the aggregate amount of such requested Advance. Neither Agent nor any Bank shall incur any liability to Borrower in acting upon any Notice of Borrowing referred to above which Agent or such Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2(b). Upon funding of Advances by Banks in accordance with this Agreement, pursuant to any such Notice of Borrowing, Borrower shall have effected Advances hereunder.

                 (c) Letters of Credit. On the terms and conditions hereinafter set forth, the Agent shall from time to time during the period beginning on the Effective Date and ending on the Maturity Date upon request of Borrower issue (i) standby and/or commercial letters of credit (non-automatically renewable) for the account of Borrower for job performance and general corporate purposes in such amounts as Borrower may request but not to exceed in the aggregate face amount at any time outstanding the sum of Twenty Million Dollars ($20,000,000.00), each such letter of credit shall have an expiry date no later than the earlier of eighteen (18) months from the date of issuance or the Revolving Maturity Date, whichever occurs first (the "Standby Letters of Credit"); and (ii) letters of credit (automatically renewable) for the account of Borrower in such face amounts as Borrower may request, but not to exceed in the aggregate face amount at any time outstanding the greater of (A) $1,700,000.00, or (B) one percent (1%) of the Revolving Commitment then in effect, each such letter of credit shall have an expiry date of not more than one (1) year from issuance, subject to automatic renewal but provided that the final maturity of any such Letter of Credit shall not extend beyond the Revolving Maturity Date (the "Evergreen Letters of Credit") (the Standby Letters of Credit and the Evergreen Letters of Credit are hereinafter collectively referred to as "Letters of Credit"). The Evergreen Letters of Credit shall automatically renew upon each such expiry date unless the Agent notifies the Borrower in writing on or before a date concurrent with the expiry period notice required in any such issued Letter of Credit that the Banks will not renew such Evergreen Letter of Credit at the next expiry date. The face amount of all Letters of Credit issued and outstanding hereunder shall be considered as non-interest bearing Advances under the Revolving Commitment. Each Bank agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Agent's liability under such Letter of Credit in an amount equal to such Bank's Revolving Commitment Percentage of such liability, and each Bank (other than Agent) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Agent to pay and discharge when due, its Revolving Commitment Percentage of Agent's liability under such Letter of Credit. Borrower hereby unconditionally agrees to pay and reimburse the Agent for the amount of each payment under any Letter of Credit at or prior to the date on which payment is made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify Borrower of the demand and the date upon which such payment is to be made by the Agent to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from the Agent, Borrower shall advise the Agent whether or not it intends to borrow hereunder to finance its obligations to reimburse the Agent, and if so, submit a Notice of Borrowing as provided in Section 2(b) hereof.

                 (d) Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Banks' commitment above in Section 2(c) shall be designated by Borrower's written request delivered to Agent at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, Borrower shall execute and deliver to the Agent an application and agreement with respect to the Letters of Credit, said application and agreement to be in the form used by the Agent. The Agent shall not be obligated to issue, renew, extend or reissue such Letters of Credit if
         (i) the amount thereon when added to the amount of the outstanding Letters of Credit exceeds (A) Twenty Million

         Dollars ($20,000,000.00) in the case of Standby Letters of Credit or
         (B) the greater of $1,700,000.00 or one percent (1%) of the Revolving Commitment in the case of Evergreen Letters of Credit, or (ii) the amount thereof when added to the Total Outstandings would exceed the Revolving Commitment. On the Effective Date, there are outstanding Standby Letters of Credit in the total amount of $3,800,000.00. Once issued, the Agent shall have the authority to renew and extend from time to time the expiry date of any Letter of Credit without the requirement of the joinder of any of the Banks, except that the Agent shall not renew or extend the expiry date beyond the Revolving Maturity Date. Borrower agrees to pay the Agent for the benefit of the Banks commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to seven-eighths of one percent (.875%) per annum on the face amount of each Letter of Credit, to be reduced pro rata if the expiry date is less than twelve (12) months. Borrower agrees to pay to Agent an additional fee equal to one-eighth of one percent (.125%) per annum on the maximum face amount of each Letter of Credit. Such commissions shall be payable prior to the issuance of each Letter of Credit and thereafter on each anniversary date of such issuance while such Letter of Credit is outstanding. Borrower further agrees to pay to the Agent an amendment fee for any amendment to letters of credit issued hereunder, said fee to be in the amount of $50.00 per amendment and shall be due upon the issuance of such amendment.

                 (e) Mandatory Reduction of Revolving Commitment. The Revolving Commitment shall be reduced from time to time as specified in Section 2(a) above.

                 (f) Several Obligations. The obligations of the Banks under the Revolving Commitment are several and not joint. The failure of any Bank to make an Advance required to be made by it shall not relieve any other Bank of its obligation to make its Advance, and no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank.

                 (g) Voluntary Reduction of Revolving Commitment. The Borrower may at any time, or from time to time, on not less than three
         (3) Business Days' prior written notice to Agent, reduce or terminate the Revolving Commitment. Any reduction in the Revolving Commitment shall be a permanent reduction and must be in the amount of at least $5,000,000.00 or whole multiples of $1,000,000.00 in excess thereof.

         3. NOTES EVIDENCING LOANS. The loans described above in Section 2 shall be evidenced by a promissory notes of Borrower as follows:

                 (a) Form of Revolving Notes - The Revolving Loan shall be evidenced by a Note or Notes in the aggregate face amount of $85,000,000, in favor of each Bank in the amount of their Pro Rata Part, and shall be in the form of Exhibit "B" hereto with appropriate insertions. Notwithstanding the face amount of the Notes, the actual principal amount due from Borrower to Banks on account of the Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Banks in collected funds with respect thereto. Although the Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Notes may be higher, the Notes shall be enforceable, with respect to Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans.

                 (b) Issuance of Additional Notes - At the Effective Date there shall be outstanding (i) one Revolving Note in the aggregate face amount of $85,000,000 payable to the order of Bank One. From time to time new Notes may issued to other Banks as such Banks become parties to this Agreement. Upon request from Agent, Borrower shall execute and deliver to Agent any such new or additional Notes. From time to time as new Notes are issued the Agent shall require that each Bank exchange their Notes for newly issued Notes to better reflect the extent of each Bank's Revolving Commitments hereunder. Agent shall, upon the written request of Borrower, cause the Banks to return to Borrower the Notes which have been replaced within a reasonable period of time after Borrower's request.

                 (c) Interest Rates - The unpaid principal balance of the Notes shall bear interest from time to time as set forth in Section 4 hereof.

                 (d) Payment of Interest - Interest on the Notes shall be payable on each Interest Payment Date commencing April 30, 1997.

                 (e) Payment of Principal - Principal of the Notes shall be due and payable to the Agent for the ratable benefit of Banks on the Revolving Maturity Date unless earlier due in whole or in part as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 8(b) hereof.

                 (f) Payment to Banks - Each Bank's Pro Rata Part of payment or prepayment of the Revolving Loans shall be directed by wire transfer to such Bank by the Agent at the address provided to the Agent for such Bank for payments no later than 2:00 p.m., Lafayette, Louisiana, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Agent; provided, however, in the event that any Bank shall have failed to make an Advance as contemplated under Section 2 hereof (a "Defaulting Bank") and the Agent or another Bank or Banks shall have made such Advance, payment received by Agent for the account of such Defaulting Bank or Banks shall not be distributed to such Defaulting Bank or Banks until such Advance or Advances shall have been repaid in full to the Bank or Banks who funded such Advance or Advances. Any payment or prepayment received by Agent at any time after 12:00 noon, Lafayette, Louisiana, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Agent. If Agent fails to transfer any principal amount to any Bank as provided above, then Agent shall promptly direct such principal amount by wire transfer to such Bank.

                 (g) Sharing of Payments, Etc. - If any Bank shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Revolving Loans, (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on either of the Revolving Loans, as the case may be, obtained by all Banks, such Bank shall purchase from the other Banks such participation as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

                 (h) Non-Receipt of Funds by the Agent - Unless the Agent shall have been notified by a Bank or Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Agent of the proceeds of a Revolving Loan to be made by it hereunder or Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by the Agent until the date the Agent recovers such amount at the rate applicable to such portion of the applicable Revolving Loan.

                 (i) Capital Adequacy - If either (i) the introduction or implementation of or the compliance with or any change in or in the interpretation of any law, rule or regulation or (ii) the introduction or implementation of or the compliance with any mandatory request, directive or guideline from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank or any corporation controlling any Bank as a result of maintaining the Revolving Loans, then within fifteen (15) days after demand by such Bank, Borrower will pay to such Bank, from time to time as specified by such Bank, such additional amount or amounts which such Bank shall reasonably determine to be appropriate to compensate such Bank or any corporation controlling such Bank in light of such circumstances, to the extent that such Bank reasonably determines that the amount of any such capital would be increased, or the rate of return on any such capital would be reduced in whole or in part, based on the existence of the amount of the Revolving Loans or such Bank's Revolving Commitment under this Agreement. No request for additional compensation shall cover a period commencing earlier than ninety (90) days prior to such request.

         4.      INTEREST RATES.

                 (a)      Options.

                           (i) Base Rate Loans. Borrower agrees to pay interest on the Notes calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate (defined herein), or (ii) the sum of the Base Rate plus the Base Rate Margin. Subject to the provisions of this Agreement as to prepayment, the principal of the Notes representing Base Rate Loans shall be payable as specified in Section 3(e) hereof and the interest in respect of each Base Rate Loan shall be payable on each Interest Payment Date. Past due interest shall be subject to the Late Charge Rate. Past due principal shall bear interest as specified herein.

                          (ii) Eurodollar Loans. Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Eurodollar Rate plus the Eurodollar Margin. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Notes shall be payable as specified in Section 3(e) hereof and the interest with respect to each Eurodollar Loan shall be payable on each Interest Payment Date. Past due interest shall be subject to the Late Charge Rate. Past due principal shall bear interest as set forth herein. Upon three (3) Business Days written notice prior to the making by the Banks of any Eurodollar Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2) or three (3) month period. If Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing Eurodollar Loans to Base Rate Loans.

                 (b) Interest Rate Determination. The Agent shall determine each interest rate applicable to the Revolving Loans hereunder. The Agent shall give prompt notice to Borrower of each rate of interest so determined and its determination thereof shall be conclusive absent error.

                 (c) Conversion Option. Borrower may elect from time to time (i) to convert all or any part of its Eurodollar Loans to Base Rate Loans by giving Agent irrevocable notice of such election in writing prior to 10:00 a.m. (Lafayette, Louisiana time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of Eurodollar Loan shall only be made on the last day of the Eurodollar Interest Period with respect thereof, and (ii) to convert all or any part of its Base Rate Loans to Eurodollar Loans by giving the Agent irrevocable written notice of such election three (3) Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day on the next succeeding Business Day. Any such conversion shall not be deemed to be a prepayment of any of the loans for purposes of this Agreement on the Notes.

                 (d) Recoupment. If at any time the applicable rate of interest selected pursuant to Sections 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Notes to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Notes equals the amount of interest which would have accrued on the Notes if the rate or rates selected pursuant to Sections 4(a)(i) or (ii), as the case may be, had at all times been in effect.

         5.      SPECIAL PROVISIONS RELATING TO EURODOLLAR LOANS.

                 (a) Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed Eurodollar Loan, any Bank (i) shall have determined that U.S. Dollar deposits of the relevant amount and for the relevant Eurodollar Interest Period for Eurodollar Loans are not available to such Bank in the London interbank market; or (ii) in good faith determines that the Eurodollar Interest Rate will not adequately reflect the cost to the Banks of maintaining or funding the Eurodollar Loans for such Interest Period, the obligations of the Banks to make the Eurodollar Loans, as the case may be, shall be suspended until such time such Bank in its sole discretion reasonably exercised determines that the event resulting in such suspension has ceased to exist. If any Bank shall make such determination it shall promptly notify the Agent in writing, and Agent shall promptly notify Borrower in writing, and Borrower shall either repay the outstanding Eurodollar Loans, as the case may be, owed to Banks, without penalty, on the last day of the current Interest Period or convert the same to Base Rate Loans in the case of Eurodollar Loans on the last day of the then current Interest Period for such Eurodollar Loan.

                 (b) Reserve Requirements. In the event of any change in any applicable law, treaty or regulation or in the interpretation or administration thereof, or in the event any central bank or other fiscal monetary or other authority having jurisdiction over any Bank or the loans contemplated by this Agreement shall impose, modify or deem applicable any reserve requirement of the Board of Governors of the Federal Reserve System on any Eurodollar Loan or loans, or any other reserve, special deposit, or some requirements against assets to, deposits with or for the account of, or credit extended by, the Banks or shall impose on any Bank or the London interbank market, as the case may be, any other condition affecting this Agreement or the Eurodollar Loans and the result of any of the foregoing is to increase the cost to any Bank in making or maintaining its Eurodollar Loans or to reduce any amount (or the effective return on any amount) received by any Bank hereunder, then Borrower shall pay to the Banks upon demand of any Bank as additional interest on the Notes evidencing the Eurodollar Loans such additional amount or amounts as will reimburse the Banks for such additional cost or such reduction. No request for additional compensation shall cover a period commencing earlier than ninety (90) days prior to such request. The Banks shall give notice to Borrower upon becoming aware of any such change or imposition which may result in any such increase or reduction. A certificate of any Bank setting forth the basis for the determination of such amount necessary to compensate Banks as aforesaid shall be delivered to Borrower and shall be conclusive as to such determination and such amount, absent error.

                 (c) Taxes. Both principal and interest on the Notes evidencing the Eurodollar Loans are payable without withholding or deduction for or on account of any taxes. If any taxes are levied or imposed on or with respect to the Notes evidencing the Eurodollar Loans or on any payment on the Notes evidencing the Eurodollar Loans made to any Bank, then, and in any such event, Borrower shall pay to the Banks upon demand of any Bank such additional amounts as may be necessary so that every net payment of principal and interest on the Notes evidencing the Eurodollar Loans, after withholding or deduction for or on account of any such taxes, will not be less than any amount provided for herein. In addition, if at any time when the Eurodollar Loans are outstanding any laws enacted or promulgated, or any court of law or governmental agency interprets or administers any law, which, in any such case, materially changes the basis of taxation of payments to any Bank of principal of or interest on the Notes evidencing the Eurodollar Loans by reason of subjecting such payments to double taxation or otherwise (except through an increase in the rate of tax on the overall net income of such Bank or Banks) then Borrower will pay the amount of loss to the extent that such loss is caused by such a change. The Banks shall give notice to Borrower upon becoming aware of the amount of any loss incurred by any Bank through enactment or promulgation of any such law which materially changes the basis of taxation of payments to one or more of the Banks. The Banks shall also give notice on becoming aware of any such enactment or promulgation which may result in such payments becoming subject to double taxation or otherwise. A certificate of any Bank setting forth the basis for the determination of such loss and the computation of such amounts shall be delivered to Borrower and shall be conclusive of such determination and such amount, absent error. The Banks will reimburse Borrower for any amounts paid by Borrower pursuant to this provision which are ultimately recovered to reduce or eliminate amounts owed by Borrower hereunder.

                 (d) Change in Laws. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for the Banks to maintain or fund its Eurodollar Loans hereunder, then the Banks shall promptly notify Borrower in writing and Borrower shall either repay the outstanding Eurodollar Loans owed to the Banks, without penalty, on the last day of the current Interest Periods (or, if any Bank may not lawfully continue to maintain and fund such Eurodollar Loans, immediately), or Borrower may convert such Eurodollar Loans at such appropriate time to Base Rate Loans.

                 (e) Option to Fund. The Banks shall each have the option if Borrower elects a Eurodollar Loan, to purchase one or more deposits in order to fund or maintain its funding of the principal balance of its Note to which such Eurodollar Loan is applicable during the Interest Period in question; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid under such Eurodollar Loan and any amounts owing hereunder and under the Notes. Any Bank shall be entitled to fund and maintain its funding of all or any part of that portion of the principal balance of the Notes in any manner it sees fit, but such determinations hereunder shall be made based on whether such Bank has actually funded and maintained that portion of the principal balance of the Notes to which a Eurodollar Loan is applicable during the applicable Interest Period through the purchase of deposits in an amount equal to the principal balance of the Notes to which such Eurodollar Loan is applicable and having a maturity corresponding to such Interest Period. Any Bank may fund the outstanding principal balance of the Notes which is to be subject to any Eurodollar Loan from any branch or office of such Bank as any Bank may designate from time to time.

                 (f) Indemnity. Borrower shall indemnify and hold harmless the Banks against all reasonable and necessary out-of-pocket costs and expenses which the Banks may sustain (i) as a consequence of any default by Borrower under this Agreement, or (ii) as a result of the making of any loan or loans as a Eurodollar Loan under this Agreement.

                 (g) Payments Not at End of Interest Period. If Borrower makes any payment of principal with respect to any Eurodollar Loan on any day other than the last day of the Interest Period applicable to such Eurodollar Loan, then Borrower shall reimburse the Banks on demand for any loss, cost or expense incurred by the Banks as a result of the timing of such payment or in redepositing such principal amount, including the sum of (i) the cost of funds to the Banks in respect of such principal amount so paid, for the remainder of the Interest Period applicable to such sum, reduced, if any Bank is able to redeposit such principal amount so paid for the balance of the Interest Period, by the interest earned by such Bank as a result of so redepositing such principal amount, plus (ii) any expense or penalty incurred by the Bank in redepositing such principal amount. A certificate of any Bank setting forth the basis for the determination of the amount owed by Borrower pursuant to this Section 5(g) shall be delivered to Borrower and shall be conclusive in the absence of manifest error.

                 (h) Replacement Banks. If any Bank has notified the Borrower and the Agent of its incurring additional costs under Section 5(b) hereof or has required the Borrower to make payment for taxes under Section 5(c) hereof, then Borrower may, unless such Bank has notified the Borrower and the Agent that the circumstances giving rise to such notice no longer apply, terminate, in whole but not in part, the Revolving Commitment of any such Bank (other than the Agent) (the "Terminated Bank") at any time upon five (5) Business Days prior written notice to the Terminated Bank and the Agent (such notice referred to herein as a "Notice of Termination"). In order to effect the termination of the Revolving Commitment of the Terminated Bank, the Borrower shall (i) obtain an agreement with one or more other Banks to increase their Revolving Commitment or Revolving Commitments and/or (ii) request any one or more other Eligible Assignees to become parties to this Agreement in place and in stead of such Terminated Bank and agree to accept a Revolving Commitment or Revolving Commitments in an aggregate amount or amounts equal to the Revolving Commitment held by the Terminated Bank and (iii) pay all amounts due to the Terminated Bank pursuant to the provisions of Section 5(b) and 5(c) hereof; provided, however, that such one or more Eligible Assignees selected by the Borrower must be reasonably acceptable to the Agent and must become parties by accepting an Assignment and Acceptance (the Banks or other Eligible Assignees that agree to accept in whole or in part the Revolving Commitment of the Terminated Bank being referred to herein as the "Replacement Banks"), such that the aggregate increased and/or accepted Revolving Commitments of the Replacement Banks under Clauses (i) and (ii) above equal to the Revolving Commitment of the Terminated Bank. The Notice of Termination shall include the name of the Terminated Bank, the date the termination will occur (the "Termination Date"), and the Replacement Bank or Replacement Banks to which the Terminated Bank will assign its Revolving Commitment and, if there will be more than one Replacement Bank, the portion of the Terminated Bank's Revolving Commitment to be assigned to each Replacement Bank. On the Termination Date, (i) the Terminated Bank shall by execution and delivery of an Assignment and Acceptance assign its Revolving Commitment to the Replacement Bank or Replacement Banks (pro rata, if there is more than one Replacement Bank, in proportion to the portion of the Terminated Bank's Revolving Commitment to be assigned to each Replacement Bank) indicated in the Notice of Termination and shall assign to the Replacement Bank or Replacement Banks all of its rights and obligations under this Agreement, including, without limitation, each of its Revolving Loan (if any) then outstanding and participation interest in Letters of Credit (if any) then outstanding pro rata as aforesaid, (ii) the Terminated Bank shall endorse its Note, payable without recourse, representation or warranty to the order of the Replacement Bank or Replacement Banks (pro rata as aforesaid), (iii) the Replacement Bank or Replacement Banks shall purchase the Note held by the Terminated Bank (pro rata as aforesaid) at a price equal to the unpaid principal amount thereon plus interest and fees accrued and unpaid to the Termination Date, and (iv) the Replacement Bank or Replacement Banks will thereupon (pro rata as aforesaid) succeed to and be substitute in all respects for the Terminated Bank with like effect as if becoming a Bank pursuant to the terms of Section 29(a) hereof. For each assignment made under this Section 5(h) the replacement Bank shall pay to the Agent the assignment fee provided for in Section 29(a). The Borrower shall be responsible for payment of all breakage fees associated with termination and Replacement Banks, as set forth in Section 5(g) hereof.

         6. COLLATERAL AND GUARANTIES. The obligation of the Borrower to repay (i) with interest all amounts advanced under the Revolving Commitment as evidenced by the Revolving Note or Notes, together with all renewals, extensions, modifications and/or restatements of the Revolving Commitment and/or the Revolving Note or Notes that are from time to time in effect, and
(ii) all fees, costs and expenses of the Banks, including reasonable attorneys' fees incurred by the Banks under this Agreement (collectively, the "Secured Obligations") shall be (A) secured by the pledge by Borrower of 66% of the voting stock of Global Offshore and (B) guaranteed by a Guaranty executed by each of the Guarantors in favor of the Banks dated of even date herewith, whereby the Guarantors obligate themselves in solido with the Borrower. The Guaranty to be executed by each Guarantor shall be in form of Exhibit "C" hereto.

         7.      FEES.

                 (a) Unused Fee. Borrower shall pay to Agent for the ratable benefit of the Banks an unused commitment fee (the "Unused Fee") equivalent to the Unused Fee Rate times the unadvanced portion of the Revolving Commitment (calculated on a daily basis) less the outstanding amount of each unfunded Letter of Credit issued by the Agent pursuant to Section 2(c) hereof. The Unused Commitment Fee shall be payable in arrears on the last Business Day of each fiscal quarter beginning June 30, 1997 with the final fee payment due on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Revolving Commitment terminates on any date prior to the end of any such fiscal quarter, Borrower shall pay to the Agent for the ratable benefit of the Banks, on the date of such termination, the Unused Commitment Fee due for the period in which such termination occurs.

                 (b) The Letter of Credit Fee. Borrower shall pay to the Agent the Letter of Credit fees required above in Section 2(d).

                 (c) Agency Fees. Borrower shall pay to the Agent certain fees for acting as Agent hereunder in amounts to be negotiated between Borrower and the Agent.

         8.      PREPAYMENTS.

                 (a) Voluntary Prepayments. Subject to any provisions of this Agreement, Borrower may at any time and from time to time, without penalty or premium except as required pursuant to Section 5(g) hereof, prepay the Notes, in whole or in part. Each such prepayment shall be made on at least one (1) Business Day's notice to Agent and shall be in a minimum amount of at least $500,000 or whole multiples of $100,000 in excess thereof or the unpaid balance on the Notes, whichever is less, plus accrued interest thereon to the date of prepayment.

                 (b) Mandatory Prepayment. In the event the Total Outstandings ever exceed the Revolving Commitment as reduced from time to time pursuant to Section 2(a) hereof, Borrower shall, within three
         (3) Business Days after notification from the Agent of the occurrence of such excess make an immediate mandatory prepayment of principal to the Agent for the ratable benefit of the Banks sufficient to reduce the Total Outstandings to an amount less than or equal to the Revolving Commitment then in effect pursuant to Section 2(a) hereof and, in addition, pay to the Agent for the ratable benefit of the Banks any accrued, unpaid interest on such excess (through the date of payment of the excess amount) when the Borrower makes its next regular monthly interest payment pursuant to Section 4 hereof.

         9. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to enter into this Agreement, Borrower and each Guarantor hereby represent and warrant to the Banks (which representations and warranties will survive the delivery of the Notes) that:

                 (a) Creation and Existence. Borrower and each Consolidated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and is duly qualified as a foreign corporation in all jurisdictions wherein such qualification is necessary and failure to qualify would result in a Material Adverse Effect. Borrower and each Consolidated Subsidiary has all corporate power and authority to own its properties and assets and to transact the business in which it is engaged.

                 (b) Power and Authority. Borrower has all requisite corporate power and authority to create and issue the Notes; and Borrower and each Guarantor has all requisite corporate power and authority to execute, deliver and perform the Loan Documents to which it is a party, including this Agreement; and all corporate action on Borrower's part requisite for the due creation and issuance of the Notes and on Borrower's and each Guarantor's part for the due execution, delivery and performance of the Loan Documents, including this Agreement, has been duly and effectively taken.

                 (c) Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower enforceable in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws or judicial decisions now or hereafter in effect and relating to or affecting the enforcement of creditors rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law). The Guaranties upon their execution and delivery will constitute valid and binding obligations of each Guarantor enforceable in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws or judicial decisions or similar relief laws now or hereafter in effect and relating or affecting the enforcement of creditor's rights generally and by general principals of equity, regardless of whether such enforcement is considered proceedings in equity or at law).

                 (d) No Legal Bar or Resultant Lien. The Notes and the Loan Documents, including this Agreement, do not and will not, to the best of Borrower's or the Guarantors' knowledge violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower or any Guarantor is subject, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of Borrower or any Guarantor, other than those contemplated by this Agreement.

                 (e) No Consent. The execution, delivery and performance by Borrower of the Notes and the Loan Documents, including the Agreement, and the execution and delivery by each Guarantor of the Guaranties and this Agreement, do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

                 (f) Financial Condition. The unaudited consolidated Financial Statements of Borrower dated December 31, 1996, which have been delivered to the Agent fairly present the consolidated financial position and results of operations and cash flow of the Borrower in all material respects at the date and for the period indicated in accordance with GAAP (in the case of unaudited interim Financial Statements subject to year-end adjustments and the omission of certain footnotes). As of the Date of this Agreement, no change has occurred since the date of the last Financial Statement delivered to Agent in the condition, financial or otherwise, of Borrower which is reasonably expected to have a Material Adverse Effect, except as disclosed in Schedule "1" attached hereto.

                 (g) Liabilities. Neither Borrower nor any Consolidated Subsidiary has any material (individually or in the aggregate) liability, absolute or contingent, except as disclosed in the Financial Statements delivered to the Agent or on Schedule "2" attached hereto. No unusual or unduly burdensome restrictions or restraint exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower or any Consolidated Subsidiary which is reasonably expected to have a Material Adverse Effect.

                 (h) Litigation. As of the Date of this Agreement except as described in the Financial Statements in its 1996 Securities and Exchange Commission Form 10K, or as otherwise disclosed to the Banks in Schedule "3" attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower or any Consolidated Subsidiary threatened against or affecting Borrower or any Consolidated Subsidiary which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.

                 (i) Taxes; Governmental Charges. As of the Date of this Agreement, Borrower and each Consolidated Subsidiary has filed all tax returns and reports required to have been filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect on a consolidated basis, except such as are being contested in good faith by appropriate proceedings and for which reserves that it reasonably believes to be adequate for the payment thereof as required by GAAP has been provided and levy and execution thereon have been stayed and continue to be stayed.

                 (j) Titles, Etc. Borrower and each Consolidated Subsidiary has good and marketable title to all of its respective material assets, free and clear of all Liens except Permitted Liens.

                 (k) Defaults. Neither Borrower nor any Consolidated Subsidiary is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower or any Consolidated Subsidiary is a party that would be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.

                 (l) Use of Proceeds; Margin Stock. The availability under the Revolving Commitment will be used by Borrower for the purposes of (i) acquisition and expansion of its business, (ii) financing of its construction needs, (iii) for Letters of Credit, and
         (iv) for general corporate purposes. Borrower is not engaged principally or as one of its material activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

                 Neither Borrower nor any person or entity acting on behalf of Borrower has taken or will take any action which might cause the loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

                 (m) Location of Business and Offices. The principal place of business and chief executive offices of Borrower and each Consolidated Subsidiary is located at the address stated in Section 16 hereof.

                 (n) Compliance with the Law. To the best of Borrower's and each Consolidated Subsidiary's knowledge, neither Borrower nor any Consolidated Subsidiary:

                          (i) is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower or any Consolidated Subsidiary, or any of their assets or properties are subject; or

                          (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their assets or properties or the conduct of their business;

         which violation or failure is reasonably expected to have a Material Adverse Effect.

                 (o) No Material Misstatements. No written information, exhibit or report furnished by Borrower or any Guarantor to the Banks in connection with the negotiation of this Agreement contained a misstatement of material fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

                 (p) ERISA. Borrower and each Consolidated Subsidiary are in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in
         Section 403 of ERISA, has occurred with respect to any Plan of Borrower.

                 (q) Public Utility Holding Company Act. Borrower is not a "holding company", or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 (r) Subsidiaries. As of the date of this Agreement, all of Borrower's Subsidiaries are listed on Schedule "4" hereto.

                 (s) Environmental Matters. Except as disclosed on Schedule "5", neither Borrower nor any Consolidated Subsidiary (i) has received notice of any Environmental Liability, (ii) has received notice of any threatened or actual liability in connection with the release of any toxic or hazardous waste into the environment which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect or (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower or any Consolidated Subsidiary is or may be liable which would be reasonably likely to result in a Material Adverse Effect.

                 (t)      Fiscal Year.  Borrower's fiscal year ends on March 31.

                 (u) Guarantors. All of Borrower's Consolidated Subsidiaries (excluding Global Offshore) that have total assets of $5,000,000.00 or more and annual gross revenues of $5,000,000.00 or more are Guarantors. All other non-guaranteeing Consolidated Subsidiaries (excluding Global Offshore), taken as a whole, have less than 10% of the total assets and total annual gross revenues of Borrower and its Consolidated Subsidiaries, taken as a whole.

         10.     CONDITIONS OF LENDING.

                 (a) The effectiveness of this Agreement, and the obligation to make the initial Advance under the Revolving Commitment shall be subject to satisfaction of the following conditions precedent:

                          (i) Execution and Delivery. Borrower shall each have executed and delivered the Agreement, a pledge agreement and blank stock power covering 66% of the outstanding stock of Global Offshore, and other required documents, all in form and substance satisfactory to the Agent;

                          (ii) Guarantor's Execution and Delivery. Each Guarantor shall have executed and delivered a Guaranty and other required documents, all in form and substance satisfactory to Agent;

                          (iii) Legal Opinion. The Agent shall have received from Borrower's and Guarantors' legal counsel a favorable legal opinion in form and substance reasonably satisfactory to Agent and its counsel;

                          (iv) Corporate Resolutions. The Agent shall have received appropriate certified corporate resolutions of Borrower and each Guarantor;

                          (v) Good Standing. The Agent shall have received evidence of existence and good standing for Borrower and each Guarantor;

                          (vi) Incumbency. The Agent shall have received a signed certificate of Borrower and each Guarantor, certifying the names of the officers of Borrower and each Guarantor authorized to sign loan documents on behalf of Borrower and each Guarantor, together with the true signatures of each such officer. The Agent may conclusively rely on such certificate until the Agent receives a further certificate of Borrower or any Guarantor canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate;

                          (vii) Articles of Incorporation and Bylaws. The Agent shall have received copies of the Articles of Incorporation of Borrower and each Guarantor and all amendments thereto, certified by the Secretary of State of the State of its incorporation, and a copy of the bylaws of Borrower and each Guarantor and all amendments thereto, certified by Borrower and each Guarantor as being true, correct and complete;

                          (viii) Payment of Fees. The Agent shall have received payment in full of all fees due at the Effective Date.

                          (ix)    Representation and Warranties.  The
                 representations and warranties of Borrower and each Consolidated Subsidiary under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date or the Majority Banks shall have consented to the contrary);

                          (x) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                          (xi) Other Documents. Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Bank or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Agent; and

                          (xii) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of Borrower.

                 (b) The obligation of the Banks to make any Advance on the Revolving Commitment (including the initial Advance) shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:

                          (i)     Representation and Warranties.  The
                 representations and warranties of Borrower and each Consolidated Subsidiary under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date or the Majority Banks shall have consented to the contrary);

                          (ii) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                          (iii) Legal Matters Satisfactory. All legal matters incident to the issuance of any Letter of Credit hereunder shall be reasonably satisfactory to special counsel for Agent retained at the expense of Borrower.

         11. AFFIRMATIVE COVENANTS. A deviation from the provisions of this Section 11 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Banks. Without the prior written consent of Majority Banks, Borrower and each Guarantor will (and Borrower will cause each other Consolidated Subsidiary to), at all times comply with the covenants contained in this Section 11 from the date hereof and for so long as the Revolving Commitment is in existence or any part of the Revolving Loan is outstanding.

                 (a) Financial Statements and Reports. Borrower shall promptly furnish to the Agent from time to time upon request such information regarding the business and affairs and financial condition of Borrower, as the Agent may reasonably request, and will furnish to the Agent:

                          (i) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year, the annual audited consolidated and consolidating Financial Statements of Borrower, prepared in accordance with GAAP;

                          (ii) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each year, the quarterly unaudited consolidated Financial Statements of Borrower prepared in accordance with GAAP and certified by an authorized officer of Borrower;

                          (iii) SEC Reports. As soon as available, and in any event within five (5) days of filing, copies of all filings by Borrower with the Securities and Exchange Commission; and

                          (iv) Additional Information. Promptly upon request of the Agent from time to time any additional financial information or other information that the Agent may reasonably request.

         All additional information referred to in Subsection 11(a)(iv) above shall be in such detail as the Agent may reasonably request concerning the Borrower and the Guarantors.

                 (b) Certificates of Compliance. Concurrently with the furnishing of the annual Financial Statements pursuant to Subsection 11(a)(i) hereof and the quarterly unaudited Financial Statements pursuant to Subsection 11(a)(ii) hereof, Borrower will furnish or cause to be furnished to the Agent a certificate in the form of Exhibit "D" attached hereto, signed by the President or Chief Financial Officer of Borrower.

                 (c) Taxes and Other Liens. Borrower and each Consolidated Subsidiary will pay and discharge promptly all lawful taxes, assessments and governmental charges or levies imposed upon Borrower or any Consolidated Subsidiary or upon the income or any assets or property of Borrower or any Consolidated Subsidiary as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of Borrower or any Consolidated Subsidiary and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that Borrower and each Consolidated Subsidiary shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if such Borrower or Consolidated Subsidiary shall have set up adequate reserves therefor, if required, under GAAP.

                 (d) Compliance with Laws. Borrower and each Consolidated Subsidiary will observe and comply with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, where the failure to so observe and comply is reasonably expected to have a Material Adverse Effect.

                 (e) Further Assurances. Borrower will cure promptly any defects in the creation and issuance of the Note and the execution and delivery of the Notes and the Loan Documents, including this Agreement. Each Guarantor will cure promptly all defects in execution and delivery of their Guaranties. Borrower and each Guarantor at their sole expense will promptly execute and deliver to Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Note or more fully to state the obligations set out herein.

                 (f) Performance of Obligations. Borrower will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof.

                 (g) Insurance. Borrower and each Consolidated Subsidiary now maintains and will continue to maintain insurance with insurers which they reasonably believe to be financially sound and reputable with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated and in amounts which are consistent with prudent business practices. Upon request of the Agent, Borrower and each Consolidated Subsidiary will furnish or cause to be furnished to the Agent from time to time a summary of the respective insurance coverage of Borrower and each Consolidated Subsidiary in form and substance satisfactory to the Agent, and, if requested, will furnish the Agent copies of the applicable policies.

                 (h) Accounts and Records. Borrower and each Consolidated Subsidiary will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by Borrower's or the Consolidated Subsidiary's auditors.

                 (i) Right of Inspection. Borrower and each Consolidated Subsidiary will permit any officer, employee or agent of the Agent to examine Borrower's and each Consolidated Subsidiary's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Agent may reasonably request.

                 (j) Notice of Certain Events. Borrower and the Guarantors shall promptly notify the Agent if Borrower or any Guarantor learns of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by Borrower or such Guarantor of the steps being taken to cure the Event of Default; or (ii) any legal, judicial or regulatory proceedings affecting Borrower, any Consolidated Subsidiary, or any of the assets or properties of Borrower or any Consolidated Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (iii) any dispute between Borrower or any Consolidated Subsidiary and any governmental or regulatory body or any other person or entity which, if adversely determined, might reasonably be expected to cause a Material Adverse Effect; or (iv) any other matter which in Borrower's or any Guarantor's opinion is reasonably expected to have a Material Adverse Effect.

                 (k) ERISA Information and Compliance. Borrower and each Consolidated Subsidiary will promptly furnish to the Agent immediately upon becoming aware of the occurrence of any "reportable event", as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the chief financial officer of Borrower or such Consolidated Subsidiary specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

                 (l) Environmental Reports and Notices. Borrower and each Consolidated Subsidiary will deliver to the Agent (i) notice, in writing, promptly upon Borrower's or any Consolidated Subsidiary's receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect, or (ii) the existence of any Environmental Lien on any properties or assets of Borrower or any Consolidated Subsidiary, and Borrower or any Consolidated Subsidiary shall immediately deliver a copy of any such notice to Agent. Upon request of Agent, Borrower and each Consolidated Subsidiary will further deliver to the Agent a copy of all reports, notices or other information reasonably required by Agent in connection with the above items (i) and (ii).

                 (m) Change of Principal Place of Business. Borrower and each Guarantor shall give Agent at least thirty (30) days prior written notice of its intention to move its principal place of business from the address set forth in Section 16 hereof.

                 (n) Payables and Other Indebtedness. Borrower and each Consolidated Subsidiary shall pay their trade payables and other Debt that arise in the ordinary course of business promptly as they become due except to the extent any such trade payables or Debt are being contested in good faith.

                 (o) New Guarantors. Borrower shall cause any Consolidated Subsidiary (excluding Global Offshore) that at any time after the Effective Date has both total assets of $5,000,000.00 or more and annual gross revenues as of the end of its fiscal year of $5,000,000.00 or more to execute and deliver to the Banks a continuing guaranty in form and substance similar to the Guaranties, together with the same information provided by the other Guarantors pursuant to
         Section 10(a)(iv) through (vii) of this Agreement. In the event that at any time after the Effective Date, the total assets and annual gross revenues of all of the non-guaranteeing Consolidated Subsidiaries (excluding Global Offshore), taken as a whole, exceed 10% of the total assets and total annual gross revenues of all Consolidated Subsidiaries, taken as a whole, Borrower shall cause one or more of such non-guaranteeing Consolidated Subsidiaries (excluding Global Offshore) to execute and deliver continuing guaranties in form and substance similar to the Guaranties so that after the execution and delivery of such Guaranties the total assets and annual gross revenues of the then non-guaranteeing Consolidated Subsidiaries (excluding Global Offshore) shall be 10% or less than the total assets and total annual gross revenues of all Consolidated Subsidiaries, taken as a whole.

         12.     NEGATIVE COVENANTS.  A deviation from the provisions of this
Section 12 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Banks. Without the prior written consent of Majority Banks, Borrower and each Guarantor will (and Borrower will cause each other Consolidated Subsidiary) at all times comply with the covenants contained in this Section 12 from the date hereof and for so long as the Revolving Commitment is in existence or any part of the Revolving Loan is outstanding.

                 (a) Negative Pledge. Neither Borrower nor any Consolidated Subsidiary shall without the prior written consent of the Banks create, incur, assume or permit to exist any Lien, on any of its assets or properties except Permitted Liens.

                 (b) Current Ratio. Borrower will not allow its ratio of Current Assets to Current Liabilities to be less than 1.2 to 1.0 as of the end of any fiscal quarter.

                 (c) Minimum Fixed Charge Ratio. Borrower will not allow its Fixed Charge Ratio to ever be less than 2.0 to 1.0, as of the end of any fiscal quarter.

                 (d) Maximum Total Debt Ratio. Borrower will not allow its ratio of total Debt plus Capital Lease Obligations, to total Debt plus Shareholder's Equity, as determined in accordance with GAAP, to ever exceed 50%, as of the end of any fiscal quarter.

                 (e) Pre-Tax Losses. Borrower shall not incur or suffer negative Pre-Tax Income for any fiscal year, calculated at the end of each fiscal year.

                 (f) Consolidations, Mergers and Acquisitions. Neither Borrower nor any Consolidated Subsidiary will consolidate or merge with or into any other Person, except that (i) Borrower or any Consolidated Subsidiary may merge with another Person if Borrower or such Consolidated Subsidiary is the surviving entity in such merger and (ii) any Consolidated Subsidiary may merge with another Consolidated Subsidiary if, after giving effect to any such merger or consolidation, no Default or Event of Default shall have occurred and be continuing. Neither Borrower nor any Consolidated Subsidiary will acquire any business entity for a cost or purchase obligation exceeding $5,000,000 if the business entity to be acquired is outside Borrower's or such Consolidated Subsidiary's Primary Lines of Business as they exist on the Effective Date.

                 (g) Debts, Guaranties and Other Obligations. Neither Borrower nor any Consolidated Subsidiary will (A) incur, create, assume or in any manner become or be liable in respect of any Debt,
         (B) issue preferred stock that is mandatorily redeemable at any time prior to the Revolving Maturity Date or (C) guarantee or otherwise in any manner become or be liable in respect of any Debt of any other person or entity, whether by agreement to purchase the Debt of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the Debt of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

                          (i) the Notes and any renewal or increase thereof, or other indebtedness of Borrower and any Consolidated Subsidiary heretofore disclosed to Banks in Borrower's or any Financial Statements or on Schedule "2" hereto; or

                          (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or

                          (iii) indebtedness for borrowed money not in excess of $5,000,000 in the aggregate during any fiscal year; or

                          (iv) indebtedness (other than in connection with a loan or lending transaction) incurred in the ordinary course of business; or

                          (v) guarantees by the Borrower required for normal operations of the Consolidated Subsidiaries in the ordinary course of business; or

                          (vi) guarantees by the Borrower or any of the Consolidated Subsidiaries to third parties in an aggregate amount not to exceed $500,000; or

                          (vii) performance and currency exchange risk guarantees given by Borrower on behalf of CCC Fabricaciones y Construcciones S.A. de C.V. ("CCC") for job and project completion costs performed in CCC's normal day-to-day operations, which performance and currency exchange risk guarantees involve an amount not to exceed in the aggregate outstanding at any one time the sum of $50,000,000.00; or

                          (viii) guarantees of obligations of CCC to Bank One, Texas, N.A. as Agent for itself and other financial institutions pursuant to that certain Credit Agreement dated of even date herewith among CCC and Bank One, Texas, N.A., et al.; or

                          (ix) renewals or extensions of any or all of the foregoing.

                 (h) Nature of Business. Neither Borrower nor any Consolidated Subsidiary will permit any material change to be made in its Primary Lines of Business as carried on at the date hereof, except to the extent permitted by the last sentence of Section 12(f).

                 (i) Transactions with Subsidiaries and Affiliates. Borrower will not enter into any transaction with any Affiliate other than the Consolidated Subsidiaries and CCC, except transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

                 (j) Change in Key Management. The Borrower shall not permit any Change of Key Management.

                 (k) Dividends. The Borrower shall not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its preferred or common stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to a stockholder as such, except that the foregoing shall not apply to
         (i) cash dividends in an amount not in excess of thirty percent (30%) of Borrower's cumulative Net Income after March 31, 1996, and (ii) stock dividends; provided, however, that immediately before, and after giving effect thereto, no Default or Event of Default shall exist.

                 (l) Loans and Advances to Unaffiliated Persons. Neither Borrower nor any Consolidated Subsidiary shall make or permit to remain outstanding any loans or advances to any unaffiliated Person or entity, except the foregoing restriction shall not apply to:

                          (i) loans or advances to any Person which are set forth in the Financial Statements of the Borrower and the Consolidated Subsidiaries heretofore furnished to the Banks; or

                          (ii)    loans or advances made to CCC; or

                          (iii) loans or advances not in excess of $500,000 in the aggregate outstanding at any one time; or

                          (iv) loans or advances to employees pursuant to employee benefit arrangements or otherwise consistent with Borrower's or any Consolidated Subsidiary's practice.

                 (m) Investments. Neither Borrower nor any Consolidated Subsidiary shall make any investments in any Person or entity, except such restriction shall not apply to:

                          (i) investments, direct obligations or repurchase agreements by the United States of America or any agency or instrumentality thereof; or

                          (ii) investments in certificates of deposit issued by Agent or certificates of deposit or banker's acceptances with maturities of less than one year, issued by other commercial banks in the United
                 States having capital and surplus in excess of $500,000,000; or

                          (iii) commercial paper rated in the highest two short-term debt categories by at least one of the six NRSRO's; or

                          (iv) corporate notes rated A or better by Moody's or Standard & Poors; or

                          (v) Money Market Mutual Funds, master notes and private placements rated by one or more NRSRO's as Tier 1 or the equivalent; or

                          (vi)    investments in its Primary Lines of Business;
                 or

                          (vii)   investments permitted by the last sentence of
                 Section 12(f).

                 (n) Sale of Assets. Neither Borrower nor any Consolidated Subsidiary shall sell, transfer or otherwise dispose of any assets in excess of $5,000,000.00 in any fiscal year, other than assets sold in the ordinary course of their respective businesses.

                 (o) Stock of Global Offshore. Borrower shall not (i) sell, transfer or otherwise dispose of any of the voting stock of Global Offshore or (ii) create, incur, assume or permit to exist any Lien, on any of the voting stock of Global Offshore except the Lien granted to the Banks and Permitted Liens.

         13. EVENTS OF DEFAULT. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

                 (a) Borrower shall fail to pay when due or declared due the principal of, and the interest on, the Notes, or any fee or any other indebtedness or Secured Obligation of Borrower or any Guarantor incurred pursuant to this Agreement or any other Loan Document; or

                 (b) Any representation or warranty made under this Agreement or in the Guaranties, or in any certificate or statement furnished or made to the Banks pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

                 (c) Default shall be made in the due observance or performance of any of the covenants or agreements contained in the Loan Documents, including this Agreement (excluding covenants contained in Section 12(a), (b), (c), (d), (e), (f), (g), (k) and (n) of this Agreement for which there is not cure period), and such default shall continue for more than thirty (30) days after written notice thereof from the Agent; or

                 (d) Default shall be made in the due observance or performance of the covenants contained in Section 12(a), (b), (c),
         (d), (e), (f), (g), (k) and (n) of this Agreement; or

                 (e) Default shall be made in respect of any obligation for borrowed money, other than the Notes, in an aggregate outstanding principal amount of $1,000,000 or more, for which Borrower or any Consolidated Subsidiary is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of Borrower or any Consolidated Subsidiary or in respect of any agreement relating to any such obligations unless Borrower or such Consolidated Subsidiary is not liable for same (i.e., unless remedies or recourse for failure to pay such obligations is limited to foreclosure of the collateral security therefor), and if such default shall continue beyond the applicable grace period, if any; or

                 (f) Borrower or any Consolidated Subsidiary shall commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or

                 (g) An involuntary case or other proceeding, shall be commenced against Borrower or any Consolidated Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days; or an order for relief shall be entered against Borrower or any Consolidated Subsidiary under the federal bankruptcy laws as now or hereinafter in effect; or

                 (h) A final judgment or order for the payment of money in excess of $5,000,000 (or judgments or orders aggregating in excess of $5,000,000) shall be rendered against Borrower or any of the Consolidated Subsidiaries and such judgments or orders are not fully covered by insurance shall continue unsatisfied and unstayed for a period of sixty (60) days after such judgment or order becomes final; or

                 (i) A Change of Key Management shall occur, without succession reasonably acceptable to Agent.

         Upon occurrence of any Event of Default specified in Subsections 13(f) and (g) hereof, the entire principal amount due under the Note and all interest then accrued thereon, and any other liabilities of Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by Borrower. In any other Event of Default, the Agent, upon request of Majority Banks, shall by notice to Borrower declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which Borrower and each Guarantor hereby expressly waive, anything contained herein or in the Note to the contrary notwithstanding. Nothing contained in this Section 13 shall be construed to limit or amend in any way the Events of Default enumerated in the Note, or any other document executed in connection with the transaction contemplated herein.

         Upon the occurrence and during the continuance of any Event of Default, the Banks are hereby authorized at any time and from time to time, without notice to Borrower or any Guarantor (any such notice being expressly waived by Borrower and the Guarantors), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Banks to or for the credit or the account of Borrower or any Guarantor against any and all of the indebtedness of Borrower and the Guarantors under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not the Banks shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any of the Banks shall be applied against the indebtedness owed the Banks by Borrower and the Guarantors pursuant to this Agreement and the Notes. The Banks agree promptly to notify Borrower and the Guarantors after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

         14.     THE AGENT AND THE BANKS.

                 (a) Appointment and Authorization. Each Bank hereby appoints Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Bank in and under all Loan Documents; (ii) to arrange the means whereby the funds of Banks are to be made available to Borrower under the Loan Documents; (iii) to take such action as may be requested by any Bank under the Loan Documents (when such Bank is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Banks under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Banks; (vi) to promptly distribute to each Bank all material information, requests, documents and items received from Borrower under the Loan Documents; (vii) to promptly distribute to each Bank such Bank's Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from Banks. Each Bank hereby authorizes Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its commitments hereunder and the Notes issued to it, Agent and any successor Agent shall have the same rights under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Agent and any successor Agent in its capacity as a Bank. Agent and any successor Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with Borrower, and any person which may do business with Borrower, all as if Agent and any successor Agent were not Agent hereunder and without any duty to account therefor to the Banks; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Agent which may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of Borrower arising under the Loan Documents, then each Bank shall be entitled to share in such application according to its pro rata part thereof. Each Bank, upon request of any other Bank, shall disclose to all other Banks all indebtedness and liabilities, direct and contingent, of Borrower to such Bank as of the time of such request.

                 (b) Note Holders. From time to time as other Banks become a party to this Agreement after receiving the consent of Borrower, Agent shall obtain execution by Borrower of additional Notes in amounts representing the Revolving Commitment of each such new Bank, up to an aggregate face amount of all Revolving Notes not exceeding the Revolving Commitment. The obligation of such Bank shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 hereof. From time to time, Agent may require that the Banks exchange their Notes for newly issued Notes to better reflect the Revolving Commitments of the Banks. Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Agent.

                 (c) Consultation with Counsel. Banks agree that Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

                 (d) Documents. Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

                 (e) Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to Banks and Borrower, and Agent may be removed at any time with or without cause by Majority Banks. If no successor Agent has been s so appointed by Majority Banks (and approved by Borrower) and has accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of Banks, appoint a successor Agent. Any successor Agent must be approved by Borrower, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
         Section 14 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Agent.

                 (f) Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents and that Agent, as the case may be, shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent, as the case may be, has actual knowledge of such fact or has received notice from a Bank or Borrower that such Bank or Borrower consider that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Agent nor any of their directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable.

                 Agent shall not be responsible to Banks for any of Borrower's or any Guarantor's recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Bank under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of or any of the Loan Documents or for any failure by Borrower or any Guarantor to perform any of their obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

                 The relationship between Agent and each Bank is only that of agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for Borrower or any of its beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Banks and such instructions shall be binding upon all Banks and all holders of the Notes; provided, however, that Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.

                 Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Banks, any and all rights afforded to Agent, as the case may be, by the Loan Documents or which Agent may have as a matter of law; provided, however, Agent shall not, without the consent of Majority Banks, take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents which requires consent of Majority Banks. Provided further, however, that no amendment, waiver, or other action shall be effected pursuant to the preceding sentence without the consent of all Banks which: (i) would increase the Revolving Commitment amount of any Bank, (ii) would reduce any fees hereunder, or the principal of, or the interest on, any Bank's Note or Notes, (iii) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Bank's Note or Notes, (iv) would materially increase any Bank's obligations hereunder or would materially alter Agent's obligations to any Bank hereunder, (v) would release Borrower from its obligation to pay any Bank's Note or Notes, or (vi) would amend this sentence. For purposes of this paragraph, a Bank shall be deemed to have consented to any such action by Agent upon the passage of five
         (5) Business Days after written notice thereof is given to such Bank in accordance with Section 16 hereof, unless such Bank shall have previously given Agent notice, complying with the provision of Section 16 hereof, to the contrary. Agent shall not have liability to Banks for failure or delay in exercising any right or power possessed by Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of the Agent.

                 (g) Independent Investigation. Each Bank severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of Borrower in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Bank by Agent in connection herewith, and each Bank represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the credit worthiness of Borrower while the Notes are outstanding or its commitments hereunder are in force. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of Borrower. Other than as provided in this Agreement, Agent shall not have any duty, responsibility or liability to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower which may come into the possession of Agent.

                 (h) Indemnification. Banks agree to indemnify Agent, ratably according to their respective Revolving Commitments on a Pro Rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Each Bank shall be entitled to be reimbursed by the Agent for any amount such Bank paid to Agent under this Section 14(h) to the extent the Agent has been reimbursed for such payments by Borrower or any other Person. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT THE AGENT FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY SUCH LIABILITY.

                 (i) Benefit of Section 14. The agreements contained in this Section 14 are solely for the benefit of Agent and the Banks and are not for the benefit of, or to be relied upon by, Borrower, any affiliate of Borrower or any other person.

                 (j) Pro Rata Treatment. Subject to the provisions of this Agreement, each payment (including each prepayment) by Borrower or any Guarantor and collection by Banks (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, payable by Borrower or any Guarantor shall be made Pro Rata; provided, however, in the event that any Defaulting Bank shall have failed to make an Advance as contemplated under Section 3 hereof and Agent or another Bank or Banks shall have made such Advance, payment received by Agent for the account of such Defaulting Bank or Banks shall not be distributed to such Defaulting Bank or Banks until such Advance or Advances shall have been repaid in full to the Bank or Banks who funded such Advance or Advances.

                 (k) Assumption as to Payments. Except as specifically provided herein, unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Banks hereunder that Borrower will not make such payment in full, Agent may, but shall not be required to, assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent Borrower shall not have so made such payment in full to Agent, each Bank shall repay to Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to Agent, at the interest rate applicable to such portion of the Revolving Loan.

                 (l) Other Financings. Without limiting the rights to which any Bank otherwise is or may become entitled, such Bank shall have no interest, by virtue of this Agreement or the Loan Documents, in (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Bank to, on behalf of, or with Borrower or any Guarantor (collectively referred to herein as "Other Financings") other than the obligations hereunder;
         (b) any present or future guarantees by or for the account of Borrower or any Guarantor which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Bank which may be or become security for the obligations of Borrower or any Guarantor arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.

                 (m) Interests of Banks. Nothing in this Agreement shall be construed to create a partnership or joint venture between Banks for any purpose. Agent, Banks and Borrower recognizes that the respective obligations of Banks under the Revolving Commitments shall be several and not joint and that neither Agent, nor any of Banks shall be responsible or liable to perform any of the obligations of the other under this Agreement. Each Bank is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by Borrower under the Revolving Commitments on a Pro Rata basis. Each Bank shall perform all duties and obligations of Banks under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

                 (n) Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Banks any funds which it has received, or whenever Agent in good faith determines that there is any dispute among the Banks about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to the Banks, Agent may invest such funds pending distribution (at the risk of Borrower). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Agent for distribution to the Banks (other than to the Person who is Agent in its separate capacity as a Bank) shall be held by the Agent pending such distribution solely as Agent for such Banks, and Agent shall have no equitable title to any portion thereof.

         15. EXERCISE OF RIGHTS. No failure to exercise, and no delay in exercising, on the part of the Agent or the Banks, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Agent and the Banks hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Note nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

         16. NOTICES. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a) BORROWER and GUARANTORS: c/o GLOBAL INDUSTRIES, LTD., P.O. Box 31936, 107 Global Circle (70503), Lafayette, Louisiana 70593-1936, Facsimile No. (318) 989-5752; Attention: Mr. William J. Dore and Mr. Michael J. Pollock; and (b) AGENT and BANKS: c/o AGENT, BANK ONE, LOUISIANA, NATIONAL ASSOCIATION, 200 W. Congress Street, 9th Floor, P.O. Box 3248, Lafayette, Louisiana 70502-3248, Facsimile No. (318) 236-7888,
Attention: Rose M. Miller, Vice President. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or delivered by facsimile as aforesaid or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Section 16.

         17. EXPENSES. Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of the Banks, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, the other Loan Documents, title and other due diligence and closing of the transaction described in this Agreement, any waiver or consent hereunder or any amendment hereof or any default or Event of Default or alleged default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent in connection with the preparation of any participation agreement for a participant or participants requested by Borrower or any amendment thereof and (iii) if a default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Banks, including fees and disbursements of counsel, in connection with such default and Event of Default and collection and other enforcement proceedings resulting therefrom. Borrower shall indemnify the Banks against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents.

         18. INDEMNITY. Borrower agrees to indemnify and hold harmless the Banks and their respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Banks, including all local counsel hired by such counsel) ("Claim") incurred by the Banks in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of Borrower or its agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of Borrower to the Banks hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Revolving Loan and the payment of all indebtedness of Borrower to the Banks hereunder and under the Notes, provided that Borrower shall have no obligation under this Section to the Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Bank. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at Borrower's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim.
Borrower may at its own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE

CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

         19. GOVERNING LAW. THE INTERNAL LAWS OF THE STATE OF LOUISIANA AND THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT, THE REVOLVING NOTES AND THE GUARANTIES AND OTHER LOAN DOCUMENTS.

         20. INVALID PROVISIONS. If any provision of this Agreement or any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement or such Loan Document, such provisions shall be fully severable and this Agreement or such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement or such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         21. MAXIMUM INTEREST RATE. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Banks shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes any amount in excess of the Maximum Rate, and in the event any Bank ever receives, collects or applies as interest any such excess, of if an acceleration of the maturities of any Notes or if any prepayment by Borrower result in Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes for which such excess was received, collected or applied, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to Borrower. All sums paid or agreed to be paid to the Banks for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, Borrower and the Banks shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Note at the Maximum Rate.

         22. AMENDMENTS. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

         23. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

         24. CONFLICT. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

         25. SURVIVAL. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes, the Guaranties or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

         26. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that Borrower may not, without the prior written consent of the Banks, assign any rights, powers, duties or obligations hereunder.

         27. CONSTRUCTION. Each party hereto acknowledges that each has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and all related Loan Documents and other papers with its legal counsel and that this Agreement and the related Loan Documents and other papers shall be construed as if jointly drafted by the parties hereto.

         28. TERMINATION. This Agreement shall not terminate until the Secured Obligations and any and all liabilities and obligations owed to the Banks by the Borrower in connection with the transactions contemplated by this Agreement have been fully satisfied and the Banks shall have no further obligation to make any advances hereunder or otherwise to the Borrower.

         29.     ASSIGNMENTS AND PARTICIPATIONS.

                 (a) Each Bank shall have the right to sell, assign or transfer all or any part of its Note or Notes, its Revolving Commitments and its rights and obligations hereunder to one or more Affiliates, Banks, financial institutions, pension plans, investment funds, or similar Persons or to a Federal Reserve Bank; provided, that with each sale, assignment or transfer (other than to an Affiliate, a Bank or a Federal Reserve Bank), shall require the consent of Borrower and Agent, which consents will not be unreasonably withheld, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Bank and a holder of such Note, Revolving Commitment and rights and obligations, including, without limitation, the right to vote on decisions requiring consent or approval of all Banks or Majority Banks and the obligation to fund its Revolving Commitment; provided, further, that (1) each such sale, assignment, or transfer (other than to an Affiliate, a Bank or a Federal Reserve Bank) shall be in an aggregate principal amount not less than $5,000,000, (2) each remaining Bank shall at all times maintain Revolving Commitment then outstanding in an aggregate principal amount at least equal to $5,000,000; (3) no Bank may offer to sell its Note or Notes, Revolving Commitment, rights and obligations or interests therein in violation of any securities laws; and (4) no such assignments (other than to a Federal Reserve Bank) shall become effective until the assigning Bank and its assignees delivers to Agent and Borrower an Assignment and Acceptance and the Note or Notes subject to such assignment and other documents evidencing any such assignment. An assignment fee in the amount of $2,500 for each such assignment (other than to an Affiliate, a Bank or the Federal Reserve Bank) will be payable to Agent by assignor or assignee.
         Within five (5) Business Days after its receipt of copies of the Assignment and Acceptance and the other documents relating thereto and the Note or Notes, Borrower shall execute and deliver to Agent (for delivery to the relevant assignee) a new Note or Notes evidencing such assignee's assigned Revolving Commitment and if the assignor Bank has retained a portion of its Revolving Commitment, a replacement Note in the principal amount of the Revolving Commitment retained by the assignor (except as provided in the last sentence of this paragraph
         (a) such Note or Notes to be in exchange for, but not in payment of, the Note or Notes held by such Bank). On and after the effective date of an assignment hereunder, the assignee shall for all purposes be a Bank, party to this Agreement and any other Loan Document executed by the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Banks or the Agent shall be required to release the transferor Bank with respect to its Revolving Commitment assigned to such assignee and the transferor Bank shall henceforth be so released.

                 (b)      Each Bank shall have the right to grant
         participations in all or any part of such Bank's Notes and Revolving Commitment hereunder to one or more pension plans, investment funds, financial institutions or other Persons, provided, that:

                          (i) each Bank granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Bank or Majority Banks (except as set forth in (iii) below);

                          (ii) in the event any Bank grants a participation hereunder, such Bank's obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Note or Notes for all purposes under the Loan Documents, and Agent, each Bank and Borrower shall be entitled to deal with the Bank granting a participation in the same manner as if no participation had been granted;

                          (iii) no participant shall ever have any right by reason of its participation to exercise any of the rights of Banks hereunder, except that any Bank may agree with any participant that such Bank will not, without the consent of such participant (which consent may not be unreasonably withheld) consent to any amendment or waiver requiring approval of all Banks; and

                          (iv) no Bank may grant any participation in violation of any Federal or state securities laws.

                 (c) It is understood and agreed that any Bank may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrower's properties and operations which was provided to such Bank pursuant to this Agreement; provided that such Person agrees to be bound by the confidentiality provisions of Section 33.

                 (d) Upon the reasonable request of either Agent or Borrower, each Bank will identify those to whom it has assigned or participated any part of its Notes and Revolving Commitment, and provide the amounts so assigned or participated.

         30. OTHER AGREEMENTS. THIS AGREEMENT, THE REVOLVING NOTE OR NOTES AND THE GUARANTIES SET FORTH THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR WRITTEN AND ORAL UNDERSTANDINGS BETWEEN THE BORROWER, THE GUARANTORS, THE AGENT AND THE BANKS AND ANY OTHER PARTIES WITH RESPECT TO THE MATTERS HEREIN SET FORTH. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE BANKS AND ANY OF THE OTHER PARTIES TO THIS AGREEMENT.

         31. JURY TRIAL WAIVER. IN THE EVENT IT IS NECESSARY TO RESORT TO JUDICIAL ACTION TO ENFORCE RIGHTS HEREUNDER, THEN THE AGENT, THE BANKS, THE GUARANTORS AND THE BORROWER, HEREBY AGREE THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY SUCH JUDICIAL ACTION, INCLUDING ANY OPPOSITION TO SUCH ACTION, RECONVENTIONAL DEMANDS, AND CROSS CLAIMS, SHALL BE TRIED BEFORE A JUDGE WITHOUT A JURY, ALL PARTIES HERETO HEREBY WAIVING THEIR RIGHT TO A JURY TRIAL.

         32. LA. R.S. 6:1121. THIS AGREEMENT IS A CREDIT OR LOAN AGREEMENT AS DESCRIBED IN LA. R. S. 6:Section 1121, E.T. SEQ.

         33. CONFIDENTIAL INFORMATION. The Agent and the Banks agree to use their best efforts not to disclose without the prior written consent of the Borrower or the Guarantors any information with respect to the Borrower or the Guarantors which is furnished pursuant to this Agreement, including any information made available to the Agent or the Banks or their agents in the course of any inspection; provided, however, this provision shall not apply (i) to information which is generally available to the public, (ii) to information disclosed by the Agent or any Bank in response to Fair Debt Reporting inquiries, (iii) to information disclosed to bank examiners and the employees,
(iv) to information disclosed by the Agent or any Bank pursuant to a subpoena, or (v) to information disclosed by the Agent or any Bank to another bank, financial institution, pension plan, investment fund or similar Person or to any Federal Reserve Bank (if the recipient of such information has agreed to be bound by the confidentiality requirements of this Section 33) pursuant to or in connection with an assignment or participation of any Note or Notes or a portion of the Revolving Commitment pursuant to Section 29 hereof.

         34. FINANCIAL TERMS. All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                    BORROWER:

                                    GLOBAL INDUSTRIES, LTD.
                                    a Louisiana corporation


                                    By:
                                       -----------------------------------------
                                       Michael J. Pollock, Vice President

                                    GUARANTORS:

                                    GLOBAL PIPELINES PLUS, INC.;
                                    GLOBAL DIVERS AND CONTRACTORS, INC.;
                                    GLOBAL MOVIBLE OFFSHORE, INC.;
                                    PIPELINES, INCORPORATED;
                                    GLOBAL INDUSTRIES OFFSHORE, INC.; AND
                                    AND GLOBAL INTERNATIONAL VESSELS, LTD.



                                    By:
                                       -----------------------------------------
                                       Michael J. Pollock, Vice President

                                    AGENT:

                                    BANK ONE, LOUISIANA, NATIONAL ASSOCIATION a national banking association



                                    By:
                                       -----------------------------------------
                                       Rose M. Miller, Vice President

                                    BANKS:

Percentage of Revolving             BANK ONE, LOUISIANA, NATIONAL ASSOCIATION
Commitment: 100%                    a national banking association



                                    By:
                                       -----------------------------------------
                                       Rose M. Miller, Vice President